Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 12, 2026, with respect to the consolidated financial statements of AerCap Holdings N.V., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Dublin, Ireland

29 June 2026